Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-119668



PROSPECTUS SUPPLEMENT NO. 10
TO PROSPECTUS DATED FEBRUARY 4, 2005



                                [OBJECT OMITTED]
                       STARTECH ENVIRONMENTAL CORPORATION

                                _________________

      This Prospectus Supplement No. 10 supplements information contained our prospectus dated February 4, 2005, as amended and supplemented from time to time. This prospectus relates to the resale by the selling securityholders identified in the prospectus of up to 9,353,000 shares of common stock, which includes 2,553,299 shares of common stock issuable upon the exercise of warrants issued to the selling securityholders in various private placements that took place since 2002.

      You should read this Prospectus Supplement No. 10 in conjunction with the prospectus, as supplemented and amended. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Fourth Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.


            The date of this prospectus supplement is August 16, 2005

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       __________________________________


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 16, 2005

                                   __________


                       STARTECH ENVIRONMENTAL CORPORATION
             (Exact name of registrant as specified in its charter)

           Colorado                      0-25312                 84-1286576
(State or other jurisdiction of   (Commission file number)    (I.R.S. employer
 incorporation or organization)                              identification no.)


     15 Old Danbury Road, Suite 203                               06897
              Wilton, CT                                        (Zip code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (203) 762-2499


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17
      CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
      240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

--------------------------------------------------------------------------------

Item 8.01   Other Events

On June 29, 2005, Startech Environmental Corporation issued a press release announcing that it signed two contracts with Ercole Marelli HiTech srl (EMHT), of Milan, Italy for a total of over $40 million for the sale of multiple Plasma Converter Systems to EMHT for diverse industrial applications and in connection therewith, that receipt of the initial contract payments were expected by July 29, 2005.

The Company thereafter disclosed in its Current Report on Form 8-K dated August 3, 2005 that it was advised by EMHT that the initial payment was delayed and would be received by August 15, 2005.

The Company previously disclosed that the total value of the contract with EMHT was over $40 million. The total amount of the contract with EMHT is in fact $47 million.

As of August 15, 2005, the Company has not received the initial payment; however, Giuseppe Fazio, president of EMHT, has assured the Company that it will receive the initial contract payment shortly. Mr. Fazio informed the Company that the delay has been due, in part, to negotiations on an additional contract by EMHT with its same Rotterdam customer whose contract dollar amount, size and scope is approximately equal to the present $47 million contract between the Company and EMHT and in part, to holidays across Europe, particularly Italy, during the month of August.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Startech Environmental Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 16, 2005

                              STARTECH ENVIRONMENTAL CORPORATION



                              By: /s/ Peter J. Scanlon
                                 ---------------------------------
                                 Peter J. Scanlon
                                 Chief Financial Officer